Exhibit 99.1

THORATEC SHAREHOLDERS APPROVE ST. JUDE MEDICAL’S ACQUISITION OF THORATEC

PLEASANTON, CA, Oct. 7, 2015—Thoratec Corporation (NASDAQ: THOR), a world leader in mechanical circulatory support therapies to save, support and restore failing hearts, announced today that all proposals necessary for St. Jude Medical, Inc.’s acquisition of Thoratec Corporation were approved by Thoratec Corporation’s shareholders at its shareholder meeting held today.

As previously announced, on July 21, 2015, Thoratec and St. Jude Medical entered into a definitive agreement by which St. Jude Medical will acquire Thoratec. Under the terms of the transaction, Thoratec shareholders will receive $63.50 in cash for each Thoratec share.

Thoratec expects that the transaction will close on October 8, 2015.

About Thoratec

Thoratec is a world leader in therapies to address advanced-stage heart failure.  The company’s products include the HeartMate II® and HeartMate 3™ LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 20,000 devices implanted in patients suffering from heart failure.  Thoratec also manufactures and distributes the CentriMag®, PediMag®/PediVAS®, and HeartMate PHP™ product lines.  HeartMate 3 and HeartMate PHP are investigational devices and are limited by US law to investigational use. Thoratec is headquartered in Pleasanton, California.  For more information, visit the company’s website at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate, and HeartMate II are registered trademarks of Thoratec Corporation and HeartMate 3, HeartMate PHP, and IVAD are trademarks of Thoratec Corporation.  CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

Forward-Looking Statements

The preceding paragraphs contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “should,” “hopes,” “could,” “will,” “estimates,” “potential,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to shareholder and regulatory approvals, and the potential timing of the St. Jude transaction.  Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact:

Neil Meyer
Senior Director of Finance and Investor Relations
Thoratec Corporation
(925) 738-0029